Exhibit 99

May 13, 2003

NEWS RELEASE	FIRST WEST VIRGINIA BANCORP, INC. 1701 WARWOOD AVENUE WHEELING, WV 26003

RELEASE IMMEDIATELY	For further information Contact Charles K. Graham, President & CEO or Francie P. Reppy, Senior Vice President & CFO (304) 233-0060

FIRST WEST VIRGINIA BANCORP, INC. ANNOUNCES FIRST QUARTER 2003 EARNINGS

Wheeling, WV, May 13, 2003—First West Virginia Bancorp, Inc. (AMEX: FWV) President and Chief Executive Officer, Charles K. Graham, today announced first quarter earnings for the Wheeling, West Virginia, based multi-bank holding company. First West Virginia Bancorp, Inc. is the parent company of Progressive Bank, N. A, Wheeling, West Virginia and Progressive Bank, N.A.—Buckhannon, Buckhannon, West Virginia.

Net income for the first quarter of 2003 was reported at $619,471 or $.40 per share, compared to $610,964 or $.40 per share reported for the same period a year earlier. The increase in earnings during the first quarter of 2003 compared to 2002 was primarily attributed to increased net interest income, noninterest income, and the decrease in the provision for loan losses, partially offset by increased operating expenses. Net interest income increased $22,923 or 1.1% over the same period in 2002. Net interest income increased primarily due to the increase in the interest earned on investment securities combined with the decrease in the interest rates paid on interest bearing liabilities, offset in part by the decrease in the interest earned on loans.

Noninterest income increased $18,582 or 7.5% in the first quarter of 2003 as compared to 2002. The provision for loan losses decreased $60,000, from $150,000 in the first quarter of 2002 to $90,000 in the first quarter of 2003. Other operating expenses increased $129,118 or 9.1% during the first quarter of 2003 as compared to 2002.

An application was filed with the Office of the Comptroller of the Currency pursuant to an Agreement of Merger and Plan of Reorganization by, between, and among First West Virginia Bancorp, Inc. and two of its wholly owned subsidiary banks, Progressive Bank, N.A. Wheeling, West Virginia and Progressive Bank, N.A.—Buckhannon, Buckhannon, West Virginia. Pursuant to the agreement, Progressive Bank, N.A.—Buckhannon will be merged with and into Progressive Bank, N.A. and the former Progressive Bank, N.A.—Buckhannon will operate as a branch bank of Progressive Bank, N.A. The merger of the two subsidiary banks, which is subject to approval by regulatory authorities and the shareholders of Progressive Bank, N.A.—Buckhannon is expected to be completed during the second quarter of 2003.

FIRST WEST VIRGINIA BANCORP, INC. FINANCIAL HIGHLIGHTS

	March 31,
(Dollars in thousands, except share and per share data)	2003	2002
AT PERIOD END
Total Assets	$273,700	$252,167
Total Deposits	240,520	222,721
Total Loans net of unearned income	135,124	130,372
Total Investment Securities	114,752	91,395
Shareholders’ Equity	22,618	20,208
Shareholders’ Equity Per Share of Common Stock	14.70	13.14
FOR THE THREE MONTHS ENDED
Net income	619	611
Provision for Possible Loan Losses	90	150
Earnings Per Share of Common Stock	.40	.40
Dividends Per Share of Common Stock	.18	.17
Return on Average Assets	.94%	1.06%
Return on Average Equity	11.76%	12.56%
Average shares outstanding	1,538,443	1,538,443

First West Virginia Bancorp, Inc. stock is traded on the American Stock Exchange under the symbol “FWV.”